Exhibit 10(h)

[Tenet Healthcare Corporation Letterhead]

November 27, 2006

Personal & Confidential

Dr. Stephen Newman
13 Newcastle Lane
Laguna Niguel, CA  92677

Dear Dr. Newman:

I am pleased to confirm the details of your promotion to become Tenet’s Chief Operating Officer with a start date of January 1, 2007.  You will report to Trevor Fetter, President and CEO and you will office at Tenet’s Corporate Office in Dallas, Texas.   Accordingly, you will continue to be eligible for the following compensation and benefits package.

1.               Compensation and Benefits

a.                           Base Compensation:  Your base salary rate will be $700,000 per year, payable bi-weekly.  Your salary will be reviewed during the next applicable merit cycle.

b.                          Annual Incentive Plan:  You remain eligible for an annual incentive bonus according to the terms of the Tenet Annual Incentive Plan (AIP).  Your Target Award under the AIP is 90% of your annual salary.

c.                           Car Allowance: You will receive an annual automobile allowance of $20,800 paid bi-weekly.

d.                          Stock Incentives:  Upon promotion, we would recommend that the Compensation Committee of the Board of Directors approve a one time equity grant of 50,400 RSUs.  This is the difference between the 75th and 50th percentile of market.  You would be eligible for the ongoing equity grant provided by your role in February/March 2007.  Given the current Board guideline of 50th percentile of market, this would equate to a grant of 315,000 option equivalents (equal to 126,000 RSUs).

e.                           Benefits:  You will continue to be eligible to participate in Tenet’s benefit program which provides health, life, dental, vision and disability insurance coverage.  In addition, we will provide you “in network” pricing or the financial equivalent of “in network” pricing for services provided at USC/Norris related to your spouse’s ongoing medical treatment.

f.                             Severance Protection Agreement: You will continue to be eligible under the Executive Severance Plan (ESP) under the same terms as provided for in your plan agreement executed in July, 2006.

g.                          SERP:  You will remain a participant in the Supplemental Executive Retirement Plan (SERP) which provides enhanced retirement, disability and life insurance benefits.

Dr. Stephen Newman
11/21/06

h.                          Relocation:  Tenet’s goal is to make your relocation process as smooth as possible.  Therefore, it is very important that you first contact Shelley Giles, Tenet’s Relocation Director, at 469-893-6131, to initiate your relocation benefits, prior to any relocation activities, e.g. marketing and/or selling your home.

An itemized list of your relocation benefits is attached. After review, please initial these pages and return with your signed offer letter.

If you voluntarily terminate your employment within twenty-four (24) months of your start date in the new position, you will be required to reimburse Tenet on a pro-rated basis for such relocation expenses paid to you or on your behalf (including any gross-up).  The amount due is reduced 1/24th for each full month you remain employed by Tenet within the initial 24-month period (for example, 50% in the case of a voluntary termination at the end of one year).

In addition, you agree that upon acceptance of the COO role you and your family would move to the Dallas area in an accelerated timeline.  Specifically, we would anticipate you to list your current residence within 30 days of the effective date of your promotion, and use best efforts to permanently relocate you and your family to the Dallas area within 90 days of the effective date.  Tenet would provide you a relocation package that would include a provision for capital gains tax related to the sale of your home, if incurred.

2.               Employment Status

a.                           Compliance with Tenet Policies, Rules and Regulations:  By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct.  To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

b.                          Ethics Training: All Tenet employees are required to attend an initial ethics class within their first 120 days of employment, as well as a refresher course every fiscal year.  Please see your Human Resources representative for more information on class times and dates, or access the company Intranet site (eTenet) for additional information.

c.                           Standards of Conduct:  As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

d.                          Conflict Resolution:  As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment.

Dr. Stephen Newman
11/21/06

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time.  The term “cause” as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company’s Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company’s Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered “cause” so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

Dr. Newman, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

Congratulations, Dr. Newman, this is an important recognition in your career growth with Tenet and I wish you success in your new position.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ Cathy Fraser	/s/ Stephen Newman	11/27/06

Cathy Fraser	Dr. Stephen Newman	Date
SVP HR